Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement No. 333-283536 on Form S-1 of Powerfleet, Inc. of our report dated July 26, 2024, relating to the consolidated financial statements of MiX Telematics Limited and its subsidiaries. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche

Deloitte & Touche

Johannesburg, South Africa

December 4, 2024